Exhibit 99.2

Joint Filer Information and Signatures

Joint Filers:

1.	Name:	Matthew Lindenbaum
	Address:	c/o Basswood Capital Management, L..L.C., 645 Madison Avenue, 10th Floor, New York, New York 10022

		/s/ Matthew Lindenbaum	April 3, 2014
		Matthew Lindenbaum	Date

2.	Name:	Basswood Capital Management, L..L.C.
	Address:	645 Madison Avenue, 10th Floor, New York, New York 10022

BASSWOOD Capital Management, L.L.C.

		By: /s/ Matthew Lindenbaum	April 3, 2014
		Name: Matthew Lindenbaum	Date
Title: Managing Member